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                                                                     EXHIBIT 3.2




                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        TRANSAMERICAN ENERGY CORPORATION


         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, TransAmerican Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation, by unanimous consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution setting forth and declaring advisable the following proposed amendments to the Corporation's Certificate of
Incorporation:

         "Article 3 of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

                 3. The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware."

         "Articles 10, 11 and 12 of the Corporation's Certificate of Incorporation be deleted in their entirety, and Articles 13 and 14 be renumbered as Articles 10 and 11 accordingly."

         "Renumbered Article 11 of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

                 11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute; and, except as provided with respect to the indemnification or liability of directors, all rights, preferences and privileges conferred by this Certificate of Incorporation upon stockholders, directors, or any other person are granted subject to such right."

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the common stockholders and the preferred stockholders of the Corporation, and the necessary number of shares of common stock and preferred stock as required by statute and by the Corporation's Certificate of Incorporation gave written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve and adopt the amendment.
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         THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment shall be effective upon the filing hereof.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Certificate of Incorporation to be executed this 25th day of June, 1997.

                                                TRANSAMERICAN ENERGY CORPORATION


                                                By:  /s/ Ed Donahue
                                                     --------------------------
                                                     Ed Donahue, Vice President





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